CONEXANT SYSTEMS, INC.

4000 MacArthur Blvd. (West Tower)

Newport Beach, CA 92660

November 12, 2004

PERSONAL & CONFIDENTIAL

F. Matthew Rhodes

c/o Conexant Systems, Inc.

Re:	Amendment to Employment Agreement

Dear Matt:

This letter agreement (“Amendment”) hereby amends, effective as of the Effective Date (as defined below), the Employment Agreement dated as of January 15, 2004 (the “Agreement”) between you and Conexant Systems, Inc. (the “Company”).

The definition of “Good Reason” in Section 23 of the Agreement is hereby amended in its entirety to read as follows:

"'Good Reason’ means, in the absence of a written consent of the Executive: (i) the assignment to the Executive (other than an isolated, insubstantial or inadvertent assignment not occurring in bad faith) of any duties inconsistent with, or material reduction in or material change of, the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 and which is not remedied by the Company within ten days after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Section 5, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within ten days after receipt of notice thereof given by the Executive; (iii) the Company’s requiring the Executive to be based at any office or location more than fifty miles from that identified in Section 4; (iv) the Company’s delivery of a Notice of Non-Renewal to the Executive; or (v) the failure by the Company to expand substantially the duties, responsibilities and title of the Executive by June 30, 2006.”

This Amendment is contingent upon your receipt of a grant of Replacement Options (as defined below) and will only be effective on the date of grant of Replacement Options (the “Effective Date”). For purposes of this Amendment, “Replacement Options” means options to purchase the Company’s common stock granted in replacement of certain options to purchase the Company’s common stock tendered by you to the Company and cancelled by the Company pursuant to an offer by the Company (the “Offer”) to exchange outstanding options to purchase the Company’s common stock for replacement options to purchase the Company’s common stock to be granted more than six months after the expiration date of the Offer.

Except as may be hereinabove modified, the Agreement shall remain in full force and effect.

Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this Amendment.

CONEXANT SYSTEMS, INC.

By: Michael Vishny

Name: Michael Vishny

Title: Senior Vice President, Human Resources

Accepted and Agreed to as of

the date set forth above:

F. MATTHEW RHODES

F. Matthew Rhodes